News Release

NYSE: MYE

Contact:
Gregory J. Stodnick
Vice President-Finance & Chief Financial Officer
(330) 253-5592

MYERS INDUSTRIES COMPLETES ACQUISITION OF PRO CAL™
A Leading West Coast Horticultural Container Manufacturer

FOR IMMEDIATE RELEASE: July 7, 2004, Akron, Ohio-- Myers Industries, Inc. (NYSE: MYE) today announced that it has acquired for stock and cash, plus assumption of debt, the operations and assets of Productivity California, Inc. (Pro Cal™). Based in South Gate, California, Pro Cal is a leading manufacturer of plastic nursery containers and specialty printed containers for professional growers. Pro Cal had net sales of $28 million in 2003. The acquisition will be immediately accretive to Myers' earnings.

"Pro Cal is complementary to our existing Dillen® and Listo™ product lines serving the grower segment of the horticulture market," said Stephen E. Myers, chairman and chief executive officer. "Pro Cal brings to Myers Industries strategic geographic manufacturing capacity and technology to help us meet our customers' needs."

Pro Cal was founded in 1983 and manufactures injection-molded and pressure-formed nursery containers. Pro Cal's unique picturePot™ process forms and prints containers with vibrant colors and photographic quality images at speeds unmatched in the horticultural container industry. Myers expects to immediately capitalize on the combined marketing, manufacturing, and distribution strengths of Pro Cal, Dillen, and Listo to bring the most complete offering of horticultural containers and related services to growers and retailers across North America.

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment, and supplies for the tire, wheel, and undervehicle service industry in the U.S. Myers Industries had net sales of $661.1 million in 2003. Visit www.myersind.com to learn more.

Forward-Looking Statements: Statements in this release may include "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties that could cause actual results to materially differ from those expressed or implied. Any statement that is not of historical fact may be deemed to be a forward-looking statement. Myers Industries does not undertake to update any forward-looking statements contained herein.

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